                     AGREEMENT AND PLAN OF REORGANIZATION


                                   BETWEEN


                      AMERICAN NATIONAL FINANCIAL, INC.
                        (formerly ATC HOLDINGS, INC.)


                                     AND


                      FIDELITY NATIONAL FINANCIAL, INC.


                               AUGUST 21, 1998

                               TABLE OF CONTENTS

                                                                             PAGE
1.   Exchange of the Shares. . . . . . . . . . . . . . . . . . . . . . . . .   2

2.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.1  Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.2  Deliveries by Fidelity . . . . . . . . . . . . . . . . . . . . . .   2
     2.3  Deliveries by ANFI . . . . . . . . . . . . . . . . . . . . . . . .   2

3.   Representations and Warranties Concerning the Exchange. . . . . . . . .   2
     3.1  Representations and Warranties of the Fidelity . . . . . . . . . .   2
     3.2  Representations and Warranties of ANFI . . . . . . . . . . . . . .   4

4.   Pre-Closing Covenants . . . . . . . . . . . . . . . . . . . . . . . . .   5
     4.1  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     4.2  Notices and Consents . . . . . . . . . . . . . . . . . . . . . . .   5
     4.3  Notice of Developments . . . . . . . . . . . . . . . . . . . . . .   5

5.   Post-Closing Covenants. . . . . . . . . . . . . . . . . . . . . . . . .   5
     5.1  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     5.2  Fidelity Cooperation with Initial Public Offering of ANFI. . . . .   5

6.   Conditions to Obligation to Close . . . . . . . . . . . . . . . . . . .   6
     6.1  Conditions to Obligation of Fidelity . . . . . . . . . . . . . . .   6
     6.2  Conditions to Obligation of ANFI . . . . . . . . . . . . . . . . .   6

7.   General Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     7.1  Modification . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     7.2  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     7.3  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     7.4  Governing Law; Arbitration . . . . . . . . . . . . . . . . . . . .   8
     7.5  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . .   8
     7.6  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     7.7  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     7.8  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     7.9  Specific Performance . . . . . . . . . . . . . . . . . . . . . . .   9
     7.10 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is entered into as of August 21, 1998, by and between AMERICAN NATIONAL FINANCIAL, INC. (formerly known as "ATC Holdings, Inc."), a California corporation ("ANFI"), and FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation ("FIDELITY"). ANFI and Fidelity are sometimes referred to collectively herein as the "PARTIES."


                                R E C I T A L S

     A. ANFI and Fidelity are the record and beneficial owners of eighteen hundred (1,800) shares and twelve hundred (1,200) shares of common stock, respectively, of American Title Company, a California corporation ("ATC"), which shares together represent 100% of the currently outstanding shares of ATC.

     B. The authorized capital stock of ANFI consists of fifty million (50,000,000) shares of common stock and five million (5,000,000) shares of preferred stock of which two million eight hundred seventeen thousand one hundred (2,817,100) shares of common stock have been validly issued and are currently outstanding, after giving effect to a 6.0528 for one stock split effected on or about August 20, 1998 (the "STOCK SPLIT").

     C. ANFI and Fidelity each desire to change their respective ownership interests in ATC through the exchange of the twelve hundred shares of ATC common stock owned by Fidelity (the "ATC SHARES") in consideration for the issuance to Fidelity of two million ninety-nine thousand nine hundred ninety-six (2,099,996) shares of common stock (after giving effect to the Stock Split) of ANFI (the "ANFI SHARES") upon the terms and conditions set forth herein. Such transaction shall hereinafter be referred to as the "EXCHANGE." The ATC Shares and the ANFI Shares shall sometimes collectively be referred to herein as the "SHARES."

     D. Upon consummation of the Exchange, ANFI will own 100% of the outstanding common stock of ATC. Fidelity will own approximately 42.708% of the outstanding common stock of ANFI and will cease to have any ownership interest in ATC.

     E.   The Exchange is intended to be a tax-free reorganization pursuant to
Section 368(a)(1) (B) of the Internal Revenue Code (the "CODE").


                               A G R E E M E N T

     NOW, THEREFORE, in consideration of the foregoing recitals, and of the mutual representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

1.   EXCHANGE OF THE SHARES.

     At the Closing, Fidelity shall transfer and assign to ANFI the ATC Shares representing forty percent (40%) of the total outstanding shares of ATC common stock outstanding, and ANFI shall issue to Fidelity the ANFI Shares, which shall represent, after giving effect to such issuance, approximately 42.708% of the total issued and outstanding shares of ANFI.

2.   CLOSING.

     2.1 TIME. The consummation of the Exchange contemplated herein (the "CLOSING") will take place at the offices of counsel to ANFI, Rutan & Tucker, LLP located at 611 Anton Boulevard, Suite 1400, Costa Mesa, California, at 10:00 a.m. (local time) on the business day immediately following the date that approval of the Exchange is received from the California Department of Insurance (the "DOI APPROVAL"), or at such other time and place as the parties may agree. Failure to consummate the Exchange provided for in this Agreement on the date and time and at the place determined pursuant to this SECTION 2.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

     2.2 DELIVERIES BY FIDELITY. Concurrently with the Closing, Fidelity shall deliver to ANFI stock certificates representing the twelve hundred (1,200) ATC Shares duly endorsed for transfer or with duly executed stock powers attached.

     2.3 DELIVERIES BY ANFI. Concurrently with the Closing, ANFI shall deliver to Fidelity stock certificate(s) representing two million ninety-nine thousand nine hundred ninety-six (2,099,996) ANFI Shares. All such stock certificates shall bear any legend required by law to be set forth thereon.

3.   REPRESENTATIONS AND WARRANTIES CONCERNING THE EXCHANGE.

     3.1 REPRESENTATIONS AND WARRANTIES OF THE FIDELITY. Fidelity represents and warrants to ANFI that the statements contained in this SECTION 3.1 are correct and complete as of the date of this Agreement and shall be complete and correct as of the Closing.

          3.1.1 ORGANIZATION OF FIDELITY. Fidelity is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          3.1.2 AUTHORIZATION OF TRANSACTION. Fidelity has full power and authority to execute and deliver this Agreement and to perform Fidelity's obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Fidelity, enforceable in accordance with its terms and conditions subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). With the exception of obtaining DOI Approval, Fidelity need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          3.1.3 NONCONTRAVENTION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Fidelity is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Fidelity is a party or by which Fidelity is bound (with the exception of obtaining DOI Approval).

          3.1.4 ATC SHARES. Fidelity holds of record and owns beneficially, and at the Closing shall transfer to ANFI, twelve hundred (1,200) ATC Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended and any state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Fidelity is not a party to any option, warrant, purchase right, or other contract or commitment that could require Fidelity to sell, transfer, or otherwise dispose of any ATC Shares other than pursuant to this Agreement.

          3.1.5 INVESTMENT INTENT. The ANFI Shares being acquired by Fidelity are being purchased for investment for Fidelity's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof. Fidelity understands that the ANFI Shares have not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") or any state securities laws and that the reliance of ANFI and others upon exemptions from registration requirements is predicated in part upon this representation by Fidelity. Fidelity further understands that the ANFI Shares may not be transferred or resold without
     (i) registration under the Securities Act and any applicable state securities laws, or (ii) an exemption from the registration requirements of the Securities Act and applicable state securities laws. Fidelity hereby represents that it qualifies as an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Fidelity further represents that it (a) is able to bear the loss of its entire investment in the ANFI Shares and (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it pursuant to this Agreement.

          3.1.6 ACCESS TO INFORMATION. Fidelity has been provided (i) access to the books and records of ANFI, (ii) the opportunity to ask questions of ANFI concerning the terms and conditions of its investment and the financial condition of ANFI, and (iii) the opportunity to obtain additional information (to the extent that ANFI possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Fidelity or to which it had access.

          3.1.7 LEGEND. Fidelity understands and agrees that the following legend will be placed on the certificates and instruments representing the ANFI Shares:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,

          AS AMENDED (THE "ACT") AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE
          CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED.

     The certificates representing the ANFI Shares will also bear any legend required by the laws of any state which has jurisdiction over the offering represented by the terms of this Agreement.

     3.2 REPRESENTATIONS AND WARRANTIES OF ANFI. ANFI represents and warrants to Fidelity that the statements contained in this SECTION 3.2 are correct and complete as of the date of this Agreement and shall be complete and correct as of the Closing.

          3.2.1 ORGANIZATION OF ANFI. ANFI is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          3.2.2 AUTHORIZATION OF TRANSACTION. ANFI has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of ANFI, enforceable in accordance with its terms and conditions subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). With the exception of obtaining DOI Approval, ANFI need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          3.2.3 NONCONTRAVENTION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which ANFI is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which ANFI is a party or by which it is bound or to which any of its assets is subject (with the exception of obtaining DOI Approval).

          3.2.4 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of ANFI consists of fifty million (50,000,000) shares of common stock, no par value, of which two million eight hundred seventeen thousand one hundred (2,817,100) shares are issued and outstanding, and five million (5,000,000) shares of preferred stock, of which no shares are outstanding. Upon consummation of the Exchange, four million nine hundred seventeen thousand ninety-six (4,917,096) shares of common stock of ANFI will be issued and outstanding. All of the issued and outstanding shares of capital stock of ANFI have been duly authorized and are validly issued, fully paid, and nonassessable.

          3.2.5 SECURITIES LAWS. Based in part upon the representations of Fidelity in SECTION 3.1 hereof, no consent, authorization, approval, permit or order of or filing with any governmental or regulatory authority is required under current laws and regulations in connection with the execution and delivery of this Agreement or the offer, issuance, sale or delivery of the ANFI Shares, other than the DOI Approval.

4.   PRE-CLOSING COVENANTS.

     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     4.1 GENERAL. Each of the Parties will use such party's best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in SECTION 6 below).

     4.2 NOTICES AND CONSENTS. The Parties will use their best efforts to obtain any third party consents, and give any notices to, make any filings with, and use their best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies including, without limitation, the DOI Approval, in connection with the Exchange.

     4.3 NOTICE OF DEVELOPMENTS. Each party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in SECTION 3 above. No disclosure by any party pursuant to this SECTION 4, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.   POST-CLOSING COVENANTS.

     The Parties agree as follows with respect to the period following the Closing.

     5.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including obtaining any third party consents not obtained prior to Closing, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, at the sole cost and expense of the requesting party. Fidelity acknowledges and agrees that from and after the Closing ANFI will be entitled to possession of all documents, books, records (including tax records), agreements and financial data of any sort relating to ANFI.

     5.2 FIDELITY COOPERATION WITH INITIAL PUBLIC OFFERING OF ANFI. Fidelity shall use its reasonable best efforts to cooperate with ANFI and its agents in connection with any proposed initial public offering of capital stock of ANFI after the Closing.

6.   CONDITIONS TO OBLIGATION TO CLOSE.

     6.1 CONDITIONS TO OBLIGATION OF FIDELITY. The obligation of Fidelity to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (a) the representations and warranties set forth in SECTION 3.2 above shall be true and correct in all material respects at and as of the Closing Date;

               (b) ANFI shall have performed and complied with all of its covenants in this Agreement in all material respects through the Closing;

               (c) Fidelity and ANFI shall have procured all of the third party authorizations and consents specified in SECTION 3.1.2 AND SECTION
          3.2.2 above, including, without limitation, the DOI Approval;

               (d) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Fidelity to own ANFI Shares, or (iv) affect adversely the right of ANFI to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

     Fidelity may waive any condition specified in this SECTION 6.1 if it executes a writing so stating at or prior to the Closing.

     6.2 CONDITIONS TO OBLIGATION OF ANFI. The obligation of ANFI to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (a) the representations and warranties set forth in SECTION 3.1 above shall be true and correct in all material respects at and as of the Closing Date;

               (b) Fidelity shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (c) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

               (d) Fidelity and ANFI shall have procured all of the third party authorizations and consents specified in SECTION 3.1.2 AND SECTION
          3.2.2 above, including, without limitation, the DOI Approval;

     ANFI may waive any condition specified in this SECTION 6.2 if it execute a writing so stating at or prior to the Closing.

7.   GENERAL PROVISIONS.

     7.1 MODIFICATION. Neither this Agreement nor any term or provision hereof may be amended, waived or modified in any manner without the express written consent of the Parties hereto.

     7.2 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.3 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to Fidelity:     Fidelity National Financial, Inc.
                              17911 Von Karman, Suite 300
                              Irvine, California 92614
                              Attn: Chief Executive Officer

     If to ANFI:              American National Financial, Inc.
                              17911 Von Karman, Suite 200
                              Irvine, California 92614
                              Attn:  Chief Executive Officer

     With a Copy to:          Rutan & Tucker, LLP
                              611 Anton Boulevard, Suite 1400
                              Costa Mesa, California 92626
                              Attn:  Joseph D. Carruth, Esq.

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     7.4  GOVERNING LAW; ARBITRATION.

          7.4.1 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

          7.4.2 Any controversy or claim arising out of or relating to this Agreement or the formation, breach or interpretation hereof, will be settled by arbitration before one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Orange County, California. Judgment upon the award rendered by the arbitration may be entered and enforced in the court with jurisdiction over the appropriate party. All controversies not subject to arbitration or contesting any arbitration will be litigated in a federal or state court located in Orange County, California (and each of the parties hereto hereby consent to the exclusive jurisdiction of such courts and waive any objections thereto).

     7.5 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by ANFI and Fidelity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

     7.6 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     7.7 EXPENSES. Each party shall pay its own expenses incurred in connection with the consummation of the transactions herein specified, including without limitation transfer fees, permit fees and fees and expenses of each party's legal counsel, accountants and other advisers.

     7.8 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

     7.9 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions, provided such party is not then in default, to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     7.10 COUNTERPARTS. This Agreement may be executed in two or more facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

     ANFI:                    AMERICAN NATIONAL FINANCIAL, INC.,
                                   a California corporation


                                   By:
                                       ---------------------------------------

                                     Its:
                                          ------------------------------------


                                   By:
                                       ---------------------------------------

                                     Its:
                                          ------------------------------------

     FIDELITY:                     FIDELITY NATIONAL FINANCIAL, INC.,
                                   a Delaware corporation


                                   By:
                                       ---------------------------------------

                                     Its:
                                          ------------------------------------


                                   By:
                                       ---------------------------------------

                                     Its:
                                          ------------------------------------